Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 30, 2021 pertaining to the trivago N.V. 2016 Omnibus Incentive Plan of our reports dated March 5, 2021, with respect to the consolidated financial statements of trivago N.V. and the effectiveness of internal control over financial reporting of trivago N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Düsseldorf, Germany
July 30, 2021